Exhibit 10.1

July 3, 2007

Mr. A. Steven Crown
Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

Dear Steven:

In light of the fact that a Change of Control was not contemplated at the time my Employment Agreement with Hilton Hotels Corporation (amended and restated effective January 1, 2005) was amended on January 18, 2007, I would like to waive my entitlement to certain payments.

In the event that the Company terminates my employment, other than for Cause or Disability or by reason of my death, or I terminate my employment for Good Reason, in either case, following a Change of Control and on or before December 31, 2010, I would (1) cease to render any services to the Company (whether as an employee or consultant) and (2) waive any right to any payments for post termination service to the Company (including the employment and consulting payments set forth in Sections 3 and 4 of the January 18, 2007 amendment). However, if my employment was to so terminate, I would (a) continue to be entitled under Section 5(a) of the Employment Agreement (subject to the conditions specified therein)  to receive the lump sum cash severance payment and all the benefits through December 31, 2010, (b) continue to be entitled under Sections 3 and 4 of the January 18, 2007 amendment to health care benefits and a suitable office and personal assistant through December 31, 2012 (it being understood that I will retain my current office and assistant as long as the Company maintains offices at its existing location) and (c) continue to be entitled under Section 3 of the January 18, 2007 amendment to reasonable use of the Company’s aircraft through December 31, 2010 reasonably consistent with the November 10, 2006 Mercer Consulting report (which discussed, among other things, aircraft use) and the access and reimbursement to the Company for the cost of personal usage arrangements specified in Section 3 of the January 18, 2007 amendment. Any benefits would be provided in a manner consistent with Section 409A of the Internal Revenue Code.

Except as specified above, all other terms of the Employment Agreement will continue in full force and effect. Any capitalized terms herein will have the meaning set forth in the Employment Agreement.

Sincerely yours,
/s/ STEPHEN F. BOLLENBACH
Stephen F. Bollenbach

Accepted and agreed by the Board:
/s/ A. STEVEN CROWN
A. Steven Crown
Hilton Hotels Corporation